AMENDMENT NO. 5 TO
JANUS ASPEN SERIES
FUND PARTICIPATION AGREEMENT
(Institutional Shares)

Amendment to the Fund Participation Agreement, dated June 30, 1999, between Janus Aspen Series, an open-end management investment company organized as a Delaware statutory trust (the “Trust”)  and Transamerica Life Insurance Company, a life insurance company organized under the laws of the State of Iowa (the “Company), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be revised from time to time (the “Accounts”).

WHEREAS, the Trust and the Company are parties to the Fund Participation Agreement, as amended, described above (the “Agreement”); and

WHEREAS, the Trust and the Company desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.           The existing first paragraph is deleted in its entirety and replaced by the following:

“THIS AGREEMENT is made this 30th day of June, 1999 between JANUS ASPEN SERIES, an open-end management investment company organized as a Delaware statutory trust (the “Trust”) and Transamerica Life Insurance Company, a life insurance company organized under the laws of the State of Iowa, (the “Company), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be revised from time to time, (the “Accounts”).”

2.           The existing Section 1.8 is deleted in its entirety and replaced by the following:

“1.8            The Trust agrees that its shares will be sold only to Participating Insurance Companies and their separate accounts and to certain qualified pension and retirement plans to the extent permitted by the Exemptive Order.  No shares of any Portfolio will be sold directly to the general public.  The Company agrees that Trust shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as revised from time to time with notice to all parties, pursuant to Section 8.10.”

3.           Article VII is revised as follows:

“If to the Trust:

Janus Aspen Series
151 Detroit Street
Denver, CO 60206
Attn: Chief Legal Counsel

If to the Company:

Transamerica Life Insurance Company
4333 Edgewood Road, NE
Cedar Rapids, IA 52499-0001
Attention: IS&R General Counsel”

4.           The existing Section 8.10 is deleted in its entirety and replaced by the following:

“8.10                      No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties, except for Schedule A, which may be revised by a party to this Agreement without the other party’s execution, as long as the revised Schedule A is provided to the other party in advance of the change.”

5.           Existing Schedule A to the Agreement is deleted and replaced by Schedule A attached hereto, which may be revised from time to time, with notice to all parties, pursuant to Section 8.10.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.  Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date:                                January 1, 2014

JANUS ASPEN SERIES	TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Stephanie Grauerholz_________	By: /s/ Arthur D. Woods_________
Name: Stephanie Grauerholz	Name: Arthur D. Woods
Title: Vice President Date: 2/10/14_____________________	Title: Vice President Date: 2/24/14_____________________

SCHEDULE A
 Effective January 1, 2014

SEPARATE ACCOUNTS
Separate Account VA-5
Separate Account VA-6
Separate Account VA-7
Variable Life Account A
Transamerica Corporate Separate Account Sixteen
Transamerica Separate Account R3
PFL Corporate Account One

POLICIES/CONTRACTS
Distinct AssetsSM Variable Annuity
Transamerica Classic® Variable Annuity
Transamerica Catalyst® Variable Annuity
Transamerica Bounty® Variable Annuity
Variable Protector
Advantage X Variable Adjustable Life Insurance Policy
Advantage R3 Variable Adjustable Life Insurance Policy
Advantage V Variable Adjustable Life Insurance Policy
Advantage VI Variable Adjustable Life Insurance Policy

PORTFOLIOS
Each series of Janus Aspen Series,
Institutional Shares